UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 15, 2011

______________________________

SYSTEMAX INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13792 (Commission File Number)	11-3262067 (IRS Employer Identification No.)
11 Harbor Park Drive
Port Washington, New York 11050
(Address of principal executive offices)

(516) 608-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                    Entry into Material Definitive Agreement

On December 15, 2011, Systemax Inc. (the “Company”) and certain of its direct and indirect wholly owned subsidiaries entered into an amendment (the “Amendment”) of its Second Amended and Restated Credit Agreement with JPMorgan Chase Bank N.A. as US Administrative Agent for itself, HSBC Bank USA, N.A. and Wells Fargo Capital Finance LLC, in order to amend the facility to better reflect the Company’s current domestic and international business organization. The Amendment  i) increases maximum availability under the US revolving loan component of the facility by $25 million to a total of $125 million (subject to further increase to up to $200 million), ii) eliminates the Company’s unneeded $25 million UK revolving loan component of the facility and releases the related UK assets that were pledged to secure this component (other than certain cash collateral securing outstanding letters of credit issued for the UK operations), iii) removes the Company’s  UK subsidiary from the facility (other than for its existing obligations thereunder), and removes the UK assets from calculation of the borrowing base formula under the facility, iv) adds new holding company subsidiaries as guarantors of the loan and adds their assets to the collateral pledge, v) includes a pledge of the equity in all US subsidiaries as collateral and of certain of the equity in foreign subsidiaries which are directly owned by US companies as collateral , vi) amends the US borrowing base formula for determining the adjustments to be made to the applicable margin added to interest rates under the facility, and vii) provides for the lenders’ consent to various internal ownership transfers and entity reorganizations being effected to permit the Company to implement certain administrative and operational changes to streamline its domestic and international corporate subsidiary holding company structure.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMAX INC.

By: /s/ Curt Rush
   Name:  Curt Rush
   Title:   General Counsel and Secretary

Date:  December 19, 2011